Exhibit 4.23

CERTAIN IDENTIFIED CONFIDENTIAL INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE IT IS (I) CUSTOMARILY AND ACTUALLY TREATED AS PRIVATE OR CONFIDENTIAL AND (II) NOT MATERIAL.

CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE DESIGNATED BY [***].

Revenue Participation Right

Purchase and Sale Agreement

By and Between

Ascendis Pharma Bone Diseases A/S and Ascendis Pharma A/S

and

Royalty Pharma Development Funding, LLC

Dated as of September 3, 2024

ACTIVE/78804560.7

ACTIVE/93721142.5

TABLE OF CONTENTS

i

Index of Exhibits

Exhibit A: Payment Instructions

Exhibit B: Form of Bill of Sale

Exhibit C: Existing Intercompany Agreements

Exhibit D: [***]

Exhibit 4.23

REVENUE PARTICIPATION RIGHT purchase and sale AGREEMENT

This REVENUE PARTICIPATION RIGHT purchase and sale AGREEMENT (this “Agreement”), dated as of September 3, 2024 (the “Effective Date”), is made and entered into by and between Royalty Pharma Development Funding, LLC, a Delaware limited liability company (the “Buyer”), Ascendis Pharma Bone Diseases A/S, a corporation organized under the laws of Denmark (the “Seller”) and Ascendis Pharma A/S, a public limited liability company (Aktieselskab) organized under the laws of Denmark (the “Parent” of the Seller).

W I T N E S S E T H:

WHEREAS, the Seller is in the business of, among other things, developing and Commercializing the Product in the Territory; and

WHEREAS, the Buyer desires to purchase the Revenue Participation Right and receive the Revenue Payments from the Seller, and the Seller desires to sell the Revenue Participation Right and make the Revenue Payments to the Buyer, in each case on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller, the Parent and the Buyer hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, shall have the following meanings:

“2023 Agreement” means that certain Revenue Participation Right Purchase and Sale Agreement by and among Ascendis Pharma Endocrinology Division A/S, the Parent and the Buyer, dated September 5, 2023.

“2023 Back-Up Security Interest” has the meaning ascribed to “Back-Up Security Interest” in the 2023 Agreement.

“Ascendis Technology” means, as of the Effective Date or at any time thereafter during the term of this Agreement, Seller’s and/or its Affiliates’ proprietary chemistry, materials and methodologies for transiently covalently coupling a substrate of interest (e.g., a peptide, protein, small molecule or any other drug) to various carriers via a TransCon Linker, thereby allowing release of the transiently linked substrate in a controlled manner over time for a therapeutic or prophylactic effect.

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (a) fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (b) the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise. For purposes hereof, any Person shall be deemed to control a partnership, limited liability company, association or other business entity if such Person, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Agreement” is defined in the preamble.

“Audit Arbitrator” is defined in Section 7.4(d).

“Authorized Stability Period” means the expiry dating period for YORVIPATH from its date of manufacture when YORVIPATH is stored at two (2) degrees Celsius to eight (8) degrees Celsius, for which the Seller or its Affiliates has received Marketing Approval in the Territory.

“Back-Up Security Interest” is defined in Section 2.3.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bill of Sale” is defined in Section 3.3.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York or Denmark are permitted or required by applicable law or regulation to remain closed.

“Buy-Out Notice” is defined in Section 7.3(d)(ii).

“Buy-Out Payment” means, (a) in the case of Section 7.3(d)(i), 2.0 times the Purchase Price minus the Revenue Payments paid to the Buyer as of the effective date of the Change of Control, provided, if the Change of Control occurs on or prior to September 30, 2028 and Seller has paid Buyer Revenue Payments equal to the Purchase Price as of the date of the Change of Control, then 1.65 times the Purchase Price minus the Revenue Payments paid to the Buyer as of the effective date of the Change of Control and (b) in the case of Section 7.3(d)(ii), 2.0 times the Purchase Price minus the Revenue Payments paid to the Buyer as of the effective date of the Buy-Out Notice, provided, if the Buy-Out Notice is provided on or prior to September 30, 2028 and Seller has paid Buyer Revenue Payments equal to the Purchase Price as of the date of the Buy-Out Notice, then 1.65 times the Purchase Price minus the Revenue Payments paid to the Buyer as of the effective date of the Buy-Out Notice.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 8.1(a).

“Calendar Quarter” means a period of three (3) consecutive months ending at midnight, Copenhagen, Denmark time on the last day of March, June, September, or December, respectively.

“Calendar Year” means a period of twelve (12) consecutive months commencing on January 1 of any year.

“Change of Control” means (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of the Parent’s and its Affiliates’ assets, on a consolidated basis; or (b) a merger or consolidation with a Third Party in which the Parent is not the surviving corporation or in which, if the Parent is the surviving corporation, the shareholders of the Parent immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, and acting jointly, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of Parent’s board of directors; or (c) a transaction or series of related transactions with one or more Third Parties (which may include a tender offer for the Parent’s stock or the issuance, sale or exchange of stock of the Parent) if the shareholders of the Parent immediately prior to such transaction(s) do not, immediately after consummation of such transaction(s), possess, directly or indirectly through one or more intermediaries, and acting jointly, a majority of the voting power of all of the Parent’s or its successor’s outstanding stock and other securities and the power to elect a majority of the members of the Parent’s or its successor’s board of directors.

“Co-Commercialization Agreement” means any written agreement to which the Seller or any of its Affiliates is a party pursuant to which the Seller (or such Affiliate) and the counterparty agree to co-Commercialize the Product in the Territory, including sharing in the net profits (and losses) of such Commercialization, (a) with a Permitted Transferee or (b) with the Seller (or its Affiliate) (i) retaining the sole right to book all co-Commercialization sales of the Product in the Territory and (ii) entitled to at least a fifty percent (50%) share of such net profits (and losses) or alternatively at least a fifty percent (50%) share of net sales of the Product in the Territory.

“Commercial Launch” means the occurrence of both (a) the first sale of a Product by or on behalf of Seller or its Affiliates or any Licensees to a Third Party for end use or consumption of such Product in the Territory after Regulatory Approval required to market and sell such Product has been granted in the Territory, and (b) the availability of sufficient ready-for-sale inventory of Product in commercial quantities for Commercialization in the Territory in all approved dosages.

“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion, commercial launching, selling and securing of reimbursement of a product (including using, importing, selling and offering for sale of the product ), and shall include post-Marketing Approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, or transporting a product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization. For clarity, “Commercialization” excludes Manufacturing activities.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by the Seller and its Affiliates with respect to any objective, such reasonable and diligent efforts to accomplish such objective as a recently commercial stage biopharmaceutical enterprise would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the conduct of the Manufacture of the Product for Commercialization in the Territory and the Commercialization of the Product in the Territory, including the commercial launch of the Product in the Territory, by the Seller and its Affiliates (including through their Licensees and Manufacturers), such efforts shall be substantially equivalent to those efforts and resources commonly used by a recently commercial stage biopharmaceutical enterprise for pharmaceutical products owned by it, which product is at a similar stage in its product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product and the profitability of the product (excluding the amounts payable to the Buyer pursuant to this Agreement).

“Commercial & IP Report” is defined in Section 7.2(a).

“Commercial Updates” means a summary of material updates with respect to the Related Parties’ Commercialization of the Product in the Territory.

“Confidential Information” is defined in Section 9.1.

“Contract Manufacturing Agreement” means any agreement or arrangement between the Seller or any of its Affiliates and any Third Party for the Manufacture of a product, including bulk drug product, bulk drug substance and finished product.

“Customary Intercreditor Agreement” means a customary intercreditor agreement between the Buyer and a senior debt provider providing: (a) [***]; (b) [***]; (c) [***]; and (d) any other provisions reasonably satisfactory to the senior debt provider and the Buyer consistent with clauses (a)-(c) above and consistent with the premise that (i) [***] and (ii) [***]; and (e) the Buyer shall not interfere with such senior debt provider enforcing its rights and remedies as a secured creditor (to the extent such enforcement is not inconsistent with clauses (a)-(d) above).

“Disclosing Party” is defined in Section 9.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the Effective Date, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.

“Distributor” means a Third Party that has the right, option or obligation to distribute, market and sell the Product (with or without any devices or delivery systems) in one or more regions in the Territory on behalf of a Related Party.

“Effective Date” is defined in the preamble.

“Existing Contract Manufacturing Agreement” has the meaning set forth in Section 4.9.

“Existing Intercompany Agreements” means (a) the Existing Intercompany Distribution Agreement and (b) the Intercompany Agreements set forth on Exhibit C.

“Existing Intercompany Distribution Agreement” means that certain Marketing, Sales and Distribution Agreement between Ascendis Pharma Bone Diseases A/S as supplier and Ascendis Pharma Endocrinology, Inc. as distributor, dated September 1, 2024.

“Existing Patents” has the meaning set forth in Section 4.10(a).

“FCPA” is defined in Section 4.15.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Gross Sales” is defined in the definition of “Net Sales.”

“IFRS” means international financial reporting standards as promulgated by the International Accounting Standards Board as adopted in the European Union, consistently applied.

“Indebtedness” means any indebtedness for borrowed money, obligation evidenced by a note, bond, debenture or similar instrument, or guarantee of any of the foregoing.

“Indemnified Party” is defined in Section 8.2.

“Indemnifying Party” is defined in Section 8.2.

“In-License” means any (a) in-license or (b) settlement agreement or other similar agreement or arrangement, in each case of (a) and (b), between the Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which the Seller or any of its Affiliates obtain an in-license or a covenant not to sue or similar grant of rights under any Patents or other Intellectual Property Rights owned or controlled by such Third Party that are necessary for the commercial Manufacture of the Product anywhere in the world for Commercialization in the Territory or the Commercialization of the Product in the Territory.

“Intellectual Property Rights” means any and all of the following as they exist at any time: (a) Patents; (b) registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing; (c) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above; (d) Know-How; and (e) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing.

“Intellectual Property Updates” means an updated list of the Patents owned or controlled by the Seller, Parent or any of its Affiliates that relate to the Product in the Territory or the Commercialization of the Product in the Territory and identifying in such list any new Patents issued or filed, amended or supplemented, or any abandonments or other termination of prosecution.

“Intercompany Agreements” means any license, settlement agreement or other agreement or arrangement between the Seller or any of its Affiliates, on the one hand, and any of the Seller’s Affiliates, on the other hand, pursuant to which the Seller or any of its Affiliates obtains or grants a license, sublicense, or a covenant not to sue or similar grant of rights to any Patents or other Intellectual Property Rights owned or controlled by the Seller or any of its Affiliates that are necessary to commercially Manufacture the Product for Commercialization of the Product in the Territory or to Commercialize the Product in the Territory.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques, rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and the results of experimentation and testing, and samples.

[***]

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Licensee” means a Third Party (other than a Distributor) to whom any Related Party (including, for clarity, another Licensee) has granted a license or sublicense to Commercialize the Product in the Territory.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Manufacturer” means a Third Party that is a party to any Contract Manufacturing Agreement.

“Manufacturing” means manufacturing, production, formulating, processing, filling, finishing, quality control, quality assurance, stability testing, packaging, labeling, shipping, importing, storage and similar activities with respect to a product (and components thereof or therefor), and regulatory compliance with respect to the foregoing. “Manufacture” shall mean to engage in Manufacturing. For clarity, “Manufacturing” excludes Commercialization activities.

“Manufacturing Report” is defined in Section 7.2(b).

“Manufacturing Updates” means a summary of material updates with respect to the Related Parties’ and Manufacturers’ Manufacturing of the Product for Commercialization in the Territory, including updates regarding pursuit of Authorized Stability Periods of at least [***].

“Marketing Approval” means, with respect to any product, any and all approvals (including drug and/or device approval applications), licenses, registrations or authorizations sufficient to Commercialize such product in accordance with applicable laws (excluding any compassionate or emergency use or similar approval or authorization and excluding pricing or reimbursement approvals).

“Material Adverse Effect” means (a) a material adverse effect on (i) the Commercialization of the Product in the Territory, (ii) any of the Intellectual Property Rights or Marketing Approvals owned or controlled by Seller, Parent or its Affiliates directly related to the Commercialization of the Product in the Territory, (iii) the Seller’s ability to commercially Manufacture or have Manufactured the Product for the Commercialization of the Product in the Territory, with a Commercial Launch in the Territory of no later than March 31, 2025, (iv) the legality, validity or enforceability of this Agreement, (v) the ability of the Seller or its Affiliates to perform any of its obligations under this Agreement, or (vi) the rights or remedies of the Buyer under this Agreement; or (b) an adverse effect in any material respect on the timing, duration, or amount of the payment of any of the Revenue Payments.

“Net Sales” means the gross amount invoiced, billed or otherwise recorded for sales of the Product in the Territory by or on behalf of the Seller, its Affiliates, or any Licensee, in each case, to a Third Party in accordance with IFRS consistently applied (“Gross Sales”), less the following amounts, to the extent actually incurred or accrued in calculating revenue from sales of the Product in the Territory in accordance with IFRS consistently applied, and not reimbursed by or recovered from such Third Party; provided, that any given amount may be taken as a permitted deduction only once:

[***]

Net Sales shall be determined in U.S. dollars. If Seller, its Affiliates, or any Licensee effects a sale, disposition, or transfer of a Product to a Third Party other than on customary commercial terms or for non-monetary consideration, the Net Sales of such Product to such Third Party shall be deemed to be “the fair market value” of such Product. For purposes of the foregoing, “fair market value” means the value that would have been derived had such Product been sold as a separate product to another customer on customary commercial terms. Net Sales will not include [***]. Net Sales shall also include [***].

“Out-License” means any license between the Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which the Seller or any of its Affiliates grants a license or sublicense under any Intellectual Property Right owned or controlled by the Seller or any of its Affiliates to Commercialize the Product in the Territory.

“Patents” means any and all patents and patent applications, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Permitted Business Development Transaction” is defined in Section 7.13.

“Permitted Liens” means any of the following:

(a) Any Lien granted as a replacement or substitute for any Liens in existence on the Effective Date; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Effective Date and (ii) does not encumber any property other than the property subject thereto on the Effective Date (plus improvements and accessions to such property);

(b) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings diligently conducted;

(c) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than [***] or that are being contested in good faith by appropriate proceedings diligently conducted;

(d) in connection with any secured Indebtedness that the Parent, Seller and/or any Affiliate of the Parent or Seller incur from a Third Party, a Lien on the US Product Rights or any “proceeds” (as defined in the UCC) thereof; provided that any such Third Party enters into a Customary Intercreditor Agreement (“Permitted Secured Indebtedness”);

(e) the Back-Up Security Interest;

(f) licenses, sublicenses or similar grants of rights in connection with licensing or collaboration transactions otherwise permitted by this Agreement; and

(g) the 2023 Back-Up Security Interest.

“Permitted Out-License” means (a) a written Out-License to a Permitted Transferee or with a Distributor (acting solely as a Distributor), or (b) a Co-Commercialization Agreement.

“Permitted Secured Indebtedness” is defined in the definition of “Permitted Liens.”

“Permitted Transferee” means [***].

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” means any product that (a) contains a parathyroid hormone-based active ingredient or active moiety and (b) has received a Marketing Approval in the Territory for hypoparathyroidism. “Product” includes palopegteriparatide, also known as TransCon PTH or YORVIPATH for which the FDA has approved Seller’s NDA 216490.

“Product IP” is defined in Section 4.10(b).

“Purchase Price” means one hundred and fifty million dollars ($150,000,000).

“Receiving Party” is defined in Section 9.1.

“Regulatory Authority” means any Governmental Entity, including the FDA, which has responsibility in granting a Marketing Approval.

“Related Party” means each of the Seller, its Affiliates, and their respective Licensees, as applicable.

“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

“Revenue Participation Right” means the right to receive payment in full of all Revenue Payments, and an undivided ownership interest in all Net Sales occurring from and after the date hereof, including all accounts (as defined in the UCC), general intangibles (as defined in the UCC), payment intangibles (as defined in the UCC) and all other rights to payment on account of, in connection with or arising from such Net Sales, and all proceeds thereof, in an amount equal to the Revenue Percentage.

“Revenue Payment” means for each Calendar Quarter occurring (in whole or in part) during the Revenue Payment Term, an amount payable to the Buyer equal to the product of (a) Net Sales during such Calendar Quarter (or, for any Calendar Quarter occurring in part during the Revenue Payment Term, Net Sales for the calendar days falling within the Revenue Payment Term during such Calendar Quarter) and (b) the Revenue Percentage.

“Revenue Payment Term” means the period commencing on the date hereof and ending on the earliest to occur of the following: (a) the date on which the product of Net Sales occurring from and after the date hereof and until and including December 31, 2029 multiplied by the Revenue Percentage equals or exceeds 1.65 times the Purchase Price, if such date occurs on or before December 31, 2029, (b) the date on which the product of Net Sales occurring from and after the date hereof multiplied by the Revenue Percentage equals or exceeds 2.0 times the Purchase Price or (c) the date on which the Buy-Out Payment is paid to the Buyer.

“Revenue Percentage” means 3.0%.

“Revenue Report” is defined in Section 7.3(c).

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety or regulatory compliance of the Product.

“Seller” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 8.1(b).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license,

payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Territory” means the United States of America (including its territories and possessions).

“Third Party” means any Person that is not the Seller or an Affiliate of the Seller.

“UCC” means the Uniform Commercial Code in the State of New York; provided, that, if with respect to any financing statement or by reason of any provisions of law, the perfection, priority or the effect of perfection, priority or non-perfection of the security interests granted to the Administrative Agent pursuant to this Agreement is governed by the Uniform Commercial Code in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection, priority or effect of perfection, priority or non-perfection.

“US Code” means the U.S. Internal Revenue Code of 1986, as amended.

“US Product Rights” means (a) the Intellectual Property Rights set forth in the sections of Schedule 4.10(a) of the Disclosure Schedule entitled “Existing Patents for US Product Rights Only”, “Trademarks and Trademark Applications for US Product Rights” and “Domain Names for US Product Rights”; (b) any other Intellectual Property Rights owned or controlled by the Seller or any of its Affiliates at any time during the term of this Agreement that directly relate to the Commercialization of the Product in the Territory and that are registered or pending at the United States Patent and Trademark Office, but excluding those Intellectual Property Rights that are necessary to make, have made, sell, offer for sale, use, import or otherwise exploit the Ascendis Technology in or outside the Territory, (c) Seller’s NDA 216490, and (d) any future Marketing Approvals for the Product in the Territory.

Section 1.2 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(b) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(c) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) references to a Person are also to its permitted successors and assigns;

(e) definitions are applicable to the singular as well as the plural forms of such terms;

(f) references to an “Article,” “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g) provisions referring to matters that would or could have, or would or could reasonably be expected to have, or similar phrases, shall be deemed to have such result or expectation with or without the giving of notice or the passage of time, or both;

(h) accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement or any related document shall be prepared in conformity with IFRS;

(i) for covenants that are to be undertaken “reasonably” by the Seller or its Affiliates, such actions (or inactions) shall take into account the Buyer’s economic interest in the Revenue Participation Right and the Revenue Payments and the impact of the applicable action (or inaction) on such interest; and

(j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States.

Section 1.3 Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

ARTICLE 2
PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT

Section 2.1 Purchase, Sale and Assignment. On the Effective Date and upon the terms and subject to the conditions of this Agreement, in exchange for the Buyer’s payment of the Purchase Price, the Seller shall (and Parent shall and shall cause its Affiliate(s) to) sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller (either directly or through the Seller’s Affiliates), the Revenue Participation Right free and clear of all Liens. From and after the Effective Date, each of the Parent and the Seller relinquishes all of the Seller’s, the Parent’s and their Affiliates’ right, title and interest in and to the Revenue Participation Right, and all such right, title and interest shall vest in the Buyer. In addition, the Seller hereby agrees to pay to the Buyer the Revenue Payments on the terms and conditions set forth herein.

Section 2.2 No Assumed Obligations, Etc.. Notwithstanding any provision in this Agreement to the contrary, the Buyer is, on the terms and conditions set forth in this Agreement, only purchasing, acquiring and accepting the Revenue Participation Right and is not assuming any liability or obligation of the Seller, the Parent or its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. Except as specifically set forth herein in respect of the Revenue Participation Right, the Buyer does not, by such purchase, acquisition and acceptance of the Revenue Participation Right, acquire any other rights of the Seller, the Parent or its Affiliates, or any other assets of the Seller, the Parent or its Affiliates, in each case, other than to the extent of the Back-Up Security Interest granted pursuant to the terms of this Agreement ([***]). For the avoidance of doubt and notwithstanding anything herein to the contrary, nothing in this provision limits any other obligation of the Buyer, the Parent or the Seller under this Agreement or otherwise, including without limitation any indemnity obligations under ARTICLE 8.

Section 2.3 True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance of the Revenue Participation Right contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller (on behalf of itself and, as applicable, its Affiliates) to the Buyer of all of the Seller’s and its Affiliates’ rights, title and interests in and to the Revenue Participation Right (except as otherwise required by IFRS solely for financial reporting purposes or by applicable tax law in Denmark solely for Danish tax purposes). None of the Seller, the Parent nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller, or a pledge, a financing transaction or a borrowing (except as otherwise required by IFRS solely for financial reporting purposes or by applicable tax law in Denmark solely for Danish tax purposes). It is the intention of the parties hereto that the beneficial interest in and title to the Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s, the Parent’s or their Affiliates’ estates in the event of the filing of a petition by or against the Seller, the Parent or any of their Affiliates under any Bankruptcy Laws. The Seller and the Parent each (on behalf of itself and, as applicable, its Affiliates) hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that the sale contemplated by this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller (directly or through one or more of its Affiliates) to the Buyer of all of the Seller’s and its Affiliates’ right, title and interest in and to the Revenue Participation Right under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against the Seller, the Parent and their Affiliates in any bankruptcy or insolvency proceeding relating to the Seller, the Parent or any of their Affiliates. Accordingly, the Seller, the Parent and their Affiliates shall treat the sale, transfer, assignment and conveyance of the Revenue Participation Right as a sale of “accounts,” or “payment intangibles” (as appropriate) in accordance with the UCC, and each of the Seller and the Parent hereby authorizes the Buyer and its representatives at any time to file one or more financing statements or any amendments to financing statements previously filed by the Buyer (and continuation statements with respect to such financing statements when applicable) naming the Seller (or its Affiliate) as the “seller” and the Buyer as the “buyer” in respect of the Revenue Participation Right. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer, including in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, each of the Seller and the Parent (on its own behalf and on behalf of its Affiliates, as applicable) hereby grants, and by delivery of [***] shall grant, to the Buyer a security interest in, to and under the Revenue Participation Right, the Revenue Payments, the US Product Rights and any “proceeds” (as defined in the UCC) of each of the foregoing as security for all of the Seller’s, the Parent’s and their Affiliates’ obligations under this Agreement [***], including the obligations to pay the Revenue Payments (the “Back-Up Security Interest”), and each of the Seller and the Parent (on its own behalf and on behalf of its Affiliates) does hereby authorize the Buyer and its representatives, from and after the Effective Date, to file one or more financing statements (and continuation statements and any amendments with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such Back-Up Security Interest.

ARTICLE 3
CLOSING; PAYMENT OF PURCHASE PRICE

Section 3.1 Closing. The purchase and sale of the Revenue Participation Right shall take place remotely via the exchange of documents and signatures on the date hereof or such other place, time and date as the parties hereto may mutually agree.

Section 3.2 Payment of Purchase Price. On the Effective Date, the Buyer shall pay to the Seller the Purchase Price by wire transfer of immediately available funds to the account specified on Exhibit A, without set-off, reduction or deduction, or withholding for or on account of any Taxes.

Section 3.3 Bill of Sale [***]. On the Effective Date, upon confirmation of the receipt of the Purchase Price, (a) the Seller shall deliver (and the Seller or the Parent shall cause their Affiliate(s) to deliver) to the Buyer a duly executed bill of sale and agreement evidencing the sale, transfer, assignment and conveyance of the Revenue Participation Right and certain other agreements in form attached hereto as Exhibit B (the “Bill of Sale”) and (b) [***].

Section 3.4 Seller Form W-8BEN-E. On or prior to the Effective Date, the Seller shall deliver to the Buyer a valid, properly executed IRS Form W-8BEN-E certifying that the Seller is exempt from U.S. federal backup withholding tax.

Section 3.5 Buyer Form W-9. On or prior to the Effective Date, the Buyer shall deliver to the Seller a valid, properly executed IRS Form W-9 certifying that the Buyer is exempt from U.S. federal withholding and backup withholding tax with respect to the Revenue Payments.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth on the Disclosure Schedule attached hereto, the Parent (as to Section 4.1 through Section 4.5) and the Seller each represents and warrants to the Buyer that as of the Effective Date:

Section 4.1 Existence; Good Standing. The Seller is a corporation, duly organized and validly existing under the laws of Denmark. The Parent is a public limited liability company (Aktieselskab) duly organized and validly existing under the laws of Denmark. Each of the Seller and the Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.2 Authorization. Each of the Seller and the Parent has all requisite corporate power and authority to execute, deliver and perform its respective obligations under this

Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller and the Parent.

Section 4.3 Enforceability. This Agreement has been duly executed and delivered by each of the Seller and the Parent and constitutes the valid and legally binding obligation of each of the Seller and the Parent, enforceable in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 4.4 No Conflicts. The execution, delivery and performance by the Seller and the Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational documents of the Seller or the Parent, (ii) contravene or conflict with or constitute a material default under any material provision of any law binding upon or applicable to the Seller or the Parent or the Revenue Participation Right or (iii) contravene or conflict with or constitute a material default under any material agreement or Judgment binding upon or applicable to the Seller, the Parent or any of its Affiliates.

Section 4.5 Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller or any of its Affiliates in connection with (i) the execution and delivery by the Seller and the Parent of this Agreement, (ii) the performance by the Seller and the Parent of its respective obligations under this Agreement, or (iii) the consummation by the Seller or the Parent of any of the transactions contemplated by this Agreement.

Section 4.6 No Litigation. Neither the Seller nor any of its Affiliates is a party to, and none has received any written notice of, any action, claim, suit, investigation or proceeding pending before any Governmental Entity and, to the knowledge of the Seller, no such action, claim, suit, investigation or proceeding has been threatened against the Seller or any of its Affiliates, that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.7 Compliance.

(a) All applications, submissions, information and data related to the Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Seller or any of its Affiliates were true and correct in all material respects as of the date of such submission or request, and any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities, in each case, for the Commercialization of the Product in the Territory.

(b) The Seller has provided to the Buyer prior to the Effective Date in the data room available to the Buyer true, correct and complete copies of all material communications sent or received since September 1, 2021 by the Seller and any of its Affiliates to or from any Regulatory Authorities related to the Commercialization of the Product in the Territory or the Manufacture of

the Product anywhere in the world for Commercialization in the Territory.

(c) To the knowledge of Seller, neither the Seller nor any of its Affiliates has committed any act, made any statement or failed to make any statement in respect of the Product that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or any other Regulatory Authority to invoke similar policies, set forth in any applicable laws or regulations.

(d) Since September 1, 2021 (A) there have been no Safety Notices, (B) to the knowledge of the Seller, there are no unresolved material product complaints with respect to the Product in the Territory, which would result in a Material Adverse Effect, and (C) to the knowledge of the Seller, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in (1) a material Safety Notice with respect to any Product or (2) a material change in the labeling of the Product in the Territory.

(e) The Seller and its Affiliates have not experienced any significant failures in the commercial Manufacturing of the Product for Commercialization in the Territory that have not been resolved, or that would, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect. No facts exist with respect to, and the Seller does not expect any impediments to, the Manufacturing of the Product that would, individually or in the aggregate, reasonably be expected to delay Commercial Launch beyond March 31, 2025.

(f) To the knowledge of the Seller, the Seller and its Affiliates are, and have been, in compliance with all applicable laws administered or issued by the FDA or any similar Regulatory Authority in each country where the Product has been, or is intended to be, Manufactured for Commercialization in the Territory, including the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, applicable requirements in FDA regulations, and any orders issued by FDA or similar Regulator Authorities in each country where the Product has been Manufactured for Commercialization in the Territory, and all other laws regarding ownership, developing, testing, Manufacturing, disposal, Commercializing, and complaint handling or adverse event reporting for the products of the Seller or its Affiliates, except to the extent that such failure to comply with such applicable laws would not reasonably be expected to result in a Material Adverse Effect.

Section 4.8 Licenses and Intercompany Agreements. There are no In-Licenses or Out-Licenses. There are no Intercompany Agreements other than the Existing Intercompany Agreements.

Section 4.9 Manufacturing Matters. A true, correct and complete copy of each Contract Manufacturing Agreement (together with any amendment, supplement or modification thereto) pursuant to which commercial Manufacturing of the Product is carried out, or is scheduled or intended to be carried out, for the Commercialization of the Product in the Territory that is currently in effect to which Seller or any of its Affiliates is a party has been provided in the data room and is listed on Schedule 4.9 of the Disclosure Schedule (each, an “Existing Contract Manufacturing Agreement”). Each Existing Contract Manufacturing Agreement is in full force and effect in accordance with its terms. There is and has been no breach or default under any provision of any Existing Contract Manufacturing Agreement either by the Seller or any of its Affiliates or, to the knowledge of the Seller, by the respective counterparty (or any predecessor thereof) thereto, and no termination of any Existing Contract Manufacturing Agreements has been notified or threatened. No party to any Existing Contract Manufacturing Agreement has assigned all or part of such Existing Contract Manufacturing Agreement to any other Person. The Existing Contract Manufacturing Agreements, collectively, obligate the Manufacturer that is party thereto to supply the Seller and its Affiliates with sufficient quantities of YORVIPATH to meet Seller’s and its Affiliates’ currently existing Commercialization forecast for YORVIPATH in the Territory in 2025 in accordance with the applicable forecasting mechanisms and commitment schedules in each such Existing Contracts Manufacturing Agreement.

Section 4.10 Intellectual Property.

(a) Schedule 4.10(a) of the Disclosure Schedule lists all of the currently existing Patents owned or controlled by Seller or its Affiliates that directly relate to the Manufacture of the Product for Commercialization of the Product in the Territory or Commercialization of the Product in the Territory (“Existing Patents”). Except as set forth on Schedule 4.10(a) of the Disclosure Schedule, the Seller is the sole and exclusive registered owner of all the Existing Patents. Schedule 4.10(a) of the Disclosure Schedule specifies the respective patent or patent application numbers as to each listed Patent or patent application within the Existing Patents. Schedule 4.10(a) of the Disclosure Schedule specifies any Person other than the Seller owning or having an interest in any Existing Patent, including the nature of such interest.

(b) None of the Seller nor any of its Affiliates is a party to any pending, and, to the knowledge of the Seller, there is no threatened, litigation, interference, reexamination, opposition or like procedure involving any of the Existing Patents or other Intellectual Property Rights owned or controlled by Seller or any of its Affiliates that directly relate to the Manufacture of the Product for Commercialization of the Product in the Territory or Commercialization of the Product in the Territory (“Product IP”).

(c) All of the issued Patents within the Existing Patents are enforceable, in full force and effect, and have not lapsed, expired or otherwise terminated and, to the knowledge of the Seller, are valid. None of the Seller nor any of its Affiliates has received any written notice relating to the lapse, expiration or other termination of any of the issued Patents within the Existing Patents. None of the Seller nor any of its Affiliates has received any written notice or written legal opinion from a Third Party that alleges that any Product IP is invalid or unenforceable.

(d) None of the Seller nor any of its Affiliates has received any written notice that there is any, and, to the knowledge of the Seller, there is no, Person who is or claims to be an inventor under any of the Existing Patent who is not a named inventor thereof.

(e) The Seller or its Affiliate has paid all maintenance fees, annuities and like payments required with respect to all of the Existing Patents.

(f) To the knowledge of the Seller, (i) the Commercialization of the Product in the Territory and the Manufacture of the Product for Commercialization of the Product in the Territory has not and will not, infringe, misappropriate or otherwise violate any Patent or other Intellectual

Property Rights of any Third Party as of the Effective Date (without reference to any safe harbor), and (ii) no Person is infringing, misappropriating or otherwise violating, or threatening to infringe, misappropriate or otherwise violate, any Product IP.

Section 4.11 Title to Revenue Participation Right; No Liens. The Seller and/or its Affiliates holds all rights, interests, and title necessary to sell, transfer, assign and convey the Revenue Participation Right to the Buyer. From and after the Effective Date, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Revenue Participation Right and Revenue Payments, in each case free and clear of all Liens (other than the Back-Up Security Interest, which shall be a first priority Lien). None of the property or assets of the Seller or any of its Affiliates is subject to, or encumbered by, any Lien, other than (i) the Revenue Participation Right and Revenue Payments, which are covered by the immediately preceding sentence and (ii) the 2023 Back-Up Security Interest granted to the Buyer pursuant to the 2023 Agreement. The Seller, together with the Parent, [***], holds all rights, interests, and title necessary to fully grant or authorize the grant of the Back-Up Security Interest.

Section 4.12 Indebtedness. Schedule 4.12 of the Disclosure Schedule sets forth a complete list of the outstanding Indebtedness of, or incurred by, the Seller and its Affiliates.

Section 4.13 Lien Related Representation and Warranties. The Seller’s exact legal name (as defined in Section 9-503 of the UCC) is, and has since November 2016 been, “Ascendis Pharma Bone Diseases A/S”. Prior to November 2016, the legal name of Seller was Ascendis Pharma Osteoarthritis Division A/S. The Seller is, and for the prior ten (10) years has been, a corporation and incorporated in Denmark. The Parent’s exact legal name (as defined in Section 9-503 of the UCC) is, and for the immediately preceding ten (10) years has been, “Ascendis Pharma A/S”. The Parent is, and since February 2, 2015 has been, a public limited liability company (Aktieselskab) organized under the laws of Denmark.

Section 4.14 Brokers’ Fees. Except for Evercore Group L.L.C., there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller or any of its Affiliate who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.15 Foreign Corrupt Practices Act. None of the Seller or its Affiliates nor, to the knowledge of Seller, any of its or their directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Seller or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. None of the Seller or any of its Affiliates nor, to the knowledge of Seller, any of its or their directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Seller further represents that it has maintained, and has caused each of its Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. To the knowledge of the Seller, neither the Seller nor any of its Affiliates or its or their officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

Section 4.16 Additional Products. [***], in each case other than YORVIPATH.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that as of the Effective Date:

Section 5.1 Existence; Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. The Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.2 Authorization. The Buyer has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

Section 5.3 Enforceability. This Agreement has been duly executed and delivered by an authorized person of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 5.4 No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a material default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a material default under any material agreement or Judgment binding upon or applicable to the Buyer.

Section 5.5 Consents. Except for the filing of financial statement(s) in accordance with Section 2.3 or any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

Section 5.6 No Litigation. There is no action, claim, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

Section 5.7 Financing. The Buyer has sufficient cash to pay the Purchase Price on the Effective Date. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

Section 5.8 Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 6
NO OTHER REPRESENTATIONS AND WARRANTIES

EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT AND ANY DOCUMENTS OR INSTRUMENTS DELIVERED HEREUNDER, NONE OF THE PARTIES HERETO MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 7
COVENANTS

Section 7.1 Seller Diligence Requirements. The Seller shall, directly or indirectly through its Affiliates or any Licensees or Manufacturers, use Commercially Reasonable Efforts to Manufacture the Product for Commercialization in the Territory, and Commercialize the Product in the Territory. In furtherance of the foregoing, (i) the Seller shall and shall cause its Affiliates to use Commercially Reasonable Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments, or amendments or modifications to any existing agreements, documents or instruments, that are necessary or desirable to (A) secure and maintain any Marketing Approval that is necessary or useful to Manufacture the Product for Commercialization in the Territory and Commercialize the Product in the Territory and (B) obtain an Authorized Stability Period of at least [***], and (ii) the Seller shall not, and shall cause its Affiliates to not, withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any Marketing Approval for the Product in the Territory.

Section 7.2 Reporting.

(a) From and after the Effective Date, the Seller shall provide the Buyer promptly following the end of each Calendar Quarter, but in any event no later than [***] calendar days after the end of such Calendar Quarter, a reasonably detailed report (each, a “Commercial & IP Report”) setting forth, with respect to such same period, (i) the Commercial Updates and (ii) the Intellectual Property Updates.

(b) From and after the Effective Date until receipt of an Authorized Stability Period of at least [***], the Seller shall provide the Buyer promptly following the end of each Calendar Quarter (or, after receipt of an Authorized Stability Period of at least [***], promptly following the end of each Calendar Year), but in any event no later than [***] calendar days after the end of such Calendar Quarter or Calendar Year, as applicable, a reasonably detailed report (each, a “Manufacturing Report”) setting forth, with respect to such same period, the Manufacturing Updates.

(c) In addition to the information provided in the Commercial & IP Reports and Manufacturing Reports, the Seller shall provide the Buyer with such additional information directly related to the Product in the Territory (including with respect to Commercialization (including the anticipated Commercial Launch) and Manufacturing) as the Buyer may reasonably request from time to time in writing, which additional information the Seller may provide orally; provided, that, after receipt of an Authorized Stability Period of at least [***], the Buyer shall make such requests for additional information no more frequently than [***].

(d) The Seller shall prepare and maintain and shall cause its Affiliates and any Licensees and Manufacturers to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Commercial & IP Report and Manufacturing Report. In addition, the Seller shall provide the Buyer with prompt (and in any event within [***] Business Days) written notice of (i) any Safety Notices, (ii) any developments that would reasonably be expected to cause the Commercial Launch to occur later than March 31, 2025, and (iii) if Commercial Launch does not occur by March 31, 2025, any developments that would reasonably be expected to further delay Commercial Launch thereafter.

Section 7.3 Revenue Payments; Revenue Payment Details; Buy-Out Payment.

(a) For each Calendar Quarter occurring (in whole or in part) during the Revenue Payment Term, the Seller shall pay to the Buyer the Revenue Payment for each such Calendar Quarter promptly, but in any event no later than [***] calendar days after the end of each such Calendar Quarter.

(b) Provided that the Buyer has complied with its obligations under Section 3.5 of this Agreement (and, if applicable, any assignee has provided Seller with a valid and properly executed IRS Form W-9 or applicable IRS Form W-8 confirming that no withholding is required for U.S. federal income tax purposes), the Seller shall make all payments required to be made by it to the Buyer pursuant to this Agreement in U.S. dollars by wire transfer of immediately available funds, without set-off, reduction or deduction, or withholding for or on account of any Taxes, to the bank account designated in writing from time to time by the Buyer.

(c) For each Calendar Quarter occurring (in whole or in part) during the Revenue Payment Term, the Seller shall provide the Buyer promptly following the end of such Calendar Quarter, but in any event no later than [***] calendar days after the end of such Calendar Quarter or promptly after the Seller has issued quarterly or annual financial statements for public use, if later than [***] calendar days after the end of the applicable Calendar Quarter, a report (a “Revenue Report”) setting forth in reasonable detail (i) Gross Sales and Net Sales for such Calendar Quarter and Calendar Year to date (including a detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales [***]), and (ii) the calculation of the Revenue Payment payable to the Buyer for the applicable Calendar Quarter, identifying [***] sold by the Seller, its Affiliates and each Licensee in the Territory.

(d) If at any time during the term of this Agreement:

(i) the Seller or one or more of its Affiliates enters into a definitive agreement for or otherwise obtains knowledge of a Change of Control, the Seller shall provide prompt (and in any event within [***] Business Days) written notice thereof to the Buyer, which notice shall include reasonable detail as to the Change of Control, including the parties to such Change of Control; and if a Change of Control occurs or is consummated, the Seller shall, concurrently with the occurrence or consummation of such Change of Control pay (or cause to be paid) to the Buyer the applicable Buy-Out Payment by wire transfer of immediately available funds to one or more accounts specified by the Buyer; or

(ii) the Seller desires to pay the Buy-Out Payment and terminate this Agreement, the Seller shall provide the Buyer with written notice (“Buy-Out Notice”) that the Seller is electing to make the Buy-Out Payment, which election shall be irrevocable, and the Seller shall, on the [***] Business Days following delivery of such notice pay to the Buyer the applicable Buy-Out Payment amount by wire transfer of immediately available funds to one or more accounts specified by the Buyer.

Section 7.4 Inspections and Audits of the Seller.

(a) Upon reasonable prior written notice and during normal business hours, the Buyer may cause an inspection and/or audit, by an independent public accounting firm reasonably acceptable to the Seller and subject to a confidentiality agreement between the Seller and such public accounting firm reasonably acceptable to the Seller, the Buyer and such independent public accounting firm, of the Seller’s and its Affiliates’ books of account, for the sole purpose of determining the correctness of the Revenue Payments made under this Agreement.

(b) Any such inspection and/or audit shall be permitted with respect to the Revenue Payments no more frequently than [***] for the Seller’s and its Affiliates’ books of account for any period commencing [***] preceding the Calendar Year in which the Buyer submits the written request for such inspection and/or audit. In connection with any such inspection and/or audit, upon the Buyer’s request, the Seller and its Affiliates shall exercise any rights it may have under any Out-License relating to the Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of the Revenue Payments made under this Agreement.

(c) All of the expenses of any inspection or audit requested by the Buyer hereunder

(including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by (i) the Buyer, if the independent public accounting firm determines that the Revenue Payments previously paid were incorrect by an amount less than or equal to [***] of the Revenue Payments actually paid or (ii) the Seller, if the independent public accounting firm determines that the Revenue Payments previously paid were incorrect by an amount greater than [***] of the Revenue Payments actually paid. Any such independent public accounting firm shall not disclose to the Buyer the confidential information of the Seller or any counterparty to any Out-License relating to the Product except to the extent such disclosure is either necessary to determine the correctness of a Revenue Payment or otherwise would be included in a Commercial & IP Report, Manufacturing Report or Revenue Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 9.

(d) Notwithstanding the foregoing, in the event Seller disputes any of the inspection and/or audit results of Section 7.4(a), the parties shall work in good faith to resolve the dispute. If the parties are unable to reach a mutually acceptable resolution of any such dispute within [***] days, the dispute shall be submitted for resolution to an independent certified public accounting firm jointly selected by [***] or to such other Person as the parties shall mutually agree (the “Audit Arbitrator”). The decision of Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the parties consistent with Section 7.4(c). Not later than [***] days after such decision and in accordance with such decision, the audited party shall pay the additional amounts, with interest from the date originally due in accordance with Section 7.12, or the auditing party shall reimburse the excess payments, as applicable.

Section 7.5 Intellectual Property Matters.

(a) The Seller shall provide to the Buyer a copy of any written notice received by any Related Party or Manufacturer from a Third Party alleging or claiming that the Commercialization of the Product in the Territory or the Manufacture of the Product for Commercialization in the Territory infringes or misappropriates any Patents or other intellectual property rights of a Third Party, together with copies of material correspondence sent or received by any Related Party or Manufacturer related thereto, as soon as practicable and in any event not more than [***] Business Days following such delivery or receipt.

(b) The Seller shall promptly inform the Buyer upon filing or otherwise submitting a written claim to a Third Party of any infringement or misappropriation by such Third Party of any Patent or other Intellectual Property Right owned or controlled by Seller, Parent or its Affiliates that directly relates to the Commercialization of the Product in the Territory or the Manufacture of the Product for Commercialization in the Territory, or if Seller, Parent or its Affiliates receive a written notice from a Third Party alleging that any such Patent or other Intellectual Property Right owned or controlled by Seller, Parent or its Affiliates that directly relates to the Commercialization of the Product in the Territory or the Manufacture of the Product for Commercialization in the Territory is invalid or unenforceable; provided, that, reasonably prior to the Seller’s or any of its Affiliate’s initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement or misappropriation by a Third Party of any such Patent or other Intellectual Property Right owned or controlled by Seller, Parent or its Affiliates that directly relates to the Commercialization of the Product in the Territory or the Manufacture of the Product for Commercialization in the Territory, the Seller shall provide the Buyer with written notice of such enforcement action and thereafter shall provide the Buyer with such additional information on a regular basis.

(c) The Seller shall, or shall cause another Related Party to, diligently file, prosecute, and maintain all Patents owned or controlled by Seller or its Affiliates that directly relate to the Commercialization of the Product in the Territory or the Manufacture of the Product for Commercialization in the Territory.

(d) If the Seller or any of its Affiliates or Licensees recovers monetary damages from a Third Party, where such damages, whether in the form of judgment or settlement, result from the infringement by such Third Party of any Patents that directly relate to the Commercialization of the Product in the Territory, such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller and its Affiliates or Licensees in bringing such action (including all reasonable attorneys’ fees), and any remaining amounts will be [***].

Section 7.6 In-Licenses and Intercompany Agreements.

(a) The Seller shall promptly (and in any event within [***] Business Days) provide the Buyer with (i) executed copies of any In-License entered into by the Seller or any of its Affiliates, and (ii) executed copies of each material amendment, supplement, modification or written waiver of any provision of any In-License. The Seller shall not, and shall cause its Affiliates not to, amend or modify in any material respect, terminate or assign, any In-License that may reasonably materially adversely affect the Buyer’s rights or economic interests under this Agreement.

(b) The Seller shall, or shall cause its Affiliates (as applicable) to, comply in all material respects with its and their obligations under each In-License and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [***] Business Days following the Seller’s or its Affiliate’s notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, the Seller shall provide the Buyer with a copy thereof.

(c) The Seller will, or will cause its Affiliates to, (i) maintain the Intercompany Agreements in a manner that permits the Seller and its Affiliates to Commercialize the Product in the Territory and Manufacture the Product for Commercialization in the Territory in accordance with the terms of this Agreement, and (ii) not assign, transfer, terminate, amend or waive any provision of, or otherwise modify, any Intercompany Agreement in any manner except, in the case of clauses (i) and (ii) above, that would not reasonably be expected to have a Material Adverse Effect, or to the extent otherwise required pursuant to a “determination,” within the meaning of Section 1313(a) of the US Code, or a comparable provision of non-U.S. law. In furtherance of the foregoing, the Seller shall not, and the Parent shall cause [***] not to, assign, transfer, terminate, amend or waive any provision of, or otherwise modify, [***] without obtaining the Buyer’s prior written consent (not to be unreasonably conditioned, withheld or delayed), unless any such termination, amendment, waiver or modification is made as required pursuant to applicable law, including a “determination” within the meaning of Section 1313(a) of the US Code, or a comparable provision of non-U.S. law.

Section 7.7 Out-Licenses and Contract Manufacturing Agreements.

(a) Except for a Permitted Out-License, the Seller shall not, and shall not permit any of its Affiliates to, enter into an Out-License without the Buyer’s prior written consent. The Seller shall notify the Buyer in writing at least [***] prior to the issuance of any public announcement regarding a Permitted Out-License, which notice shall include a copy of the draft public announcement.

(b) The Seller shall not, and shall cause its Affiliates not to, (i) amend or modify in any material respect, terminate or assign any Out-License (except for a Permitted Out-License) without obtaining the Buyer’s prior written consent (not to be unreasonably conditioned, withheld or delayed) or (ii) amend, modify, terminate or assign any Contract Manufacturing Agreement pursuant to which commercial Manufacturing of the Product is carried out, or is intended to be carried out, for the Commercialization of the Product in the Territory if such amendment, modification, termination or assignment of or to such Contract Manufacturing Agreement would reasonably be expected to have a Material Adverse Effect.

(c) The Seller shall promptly (and in any event within [***] Business Days) provide the Buyer with (i) executed copies of each Out-License, and (ii) executed copies of each material amendment, supplement, modification or written waiver of any provision of an Out-License.

(d) The Seller shall provide the Buyer with prompt (and in any event within [***] Business Days) written notice of a breach by a counterparty to any Out-License of its obligations under any Out-License, in each case of which a member of the Seller’s executive or legal team becomes aware.

(e) The Seller shall provide the Buyer with written notice promptly (and in any event within [***] Business Days) following the termination of any Out-License.

Section 7.8 Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release, neither the Buyer nor the Seller shall, and each party shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party except as may be required by applicable law or stock exchange rule (in which case either party required to make the press release or other public announcement or disclosure shall allow the other party reasonable time to comment on, and, if applicable, reasonably request the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance).

Section 7.9 Post-Closing Obligation. The Seller shall deliver to the Buyer within [***] Business Days after the Effective Date [***]. For the avoidance of doubt, the contents of [***] are Confidential Information of the Seller and subject to the terms and conditions of this Agreement.

Section 7.10 Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of the Seller, the Parent and the Buyer will use, and will cause its respective Affiliates to use, its and their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement.

Section 7.11 Further Assurances. The Seller, the Parent and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to and carry on the transactions contemplated by this Agreement.

Section 7.12 Late Payments. A late fee of the lesser of (a) [***] over the Prime Rate, and (b) the highest rate permitted under applicable law shall accrue on all unpaid amounts with respect to any payment owed to either party hereunder, including the Purchase Price or any Revenue Payment, from the date such obligation was due until the date payment is made. The imposition and payment of a late fee shall not constitute a waiver of the rights of either party with respect to such payment default. [***].

Section 7.13 Negative Pledge; Preservation of Assets; Lien Cooperation. The Seller and the Parent shall not, and shall not permit any of its respective Affiliates to, create, incur, assume or suffer to exist any Lien on the Revenue Participation Right, the Revenue Payments, the US Product Rights or any “proceeds” (as defined in the UCC) of each of the Revenue Participation Right, the Revenue Payments and the US Product Rights except for (a) the Back-Up Security Interest and (b) as applicable, any Permitted Lien. Notwithstanding anything herein to the contrary, none of the Parent, the Seller nor any of their Affiliates shall take any actions, fail to take any actions, permit any actions, fail to permit any actions, enter into any contracts or arrangements, or amend, restate, supplement, waive any rights under or otherwise modify any contracts or arrangements in a manner that would, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the Revenue Participation Right, the Revenue Payments, the commercial Manufacture of the Product for Commercialization in the Territory, the Commercial Launch of the Product in the Territory, or the Commercialization of the Product in the Territory, with the intent to circumvent the provisions of, or obligations under, this Agreement. For clarity, this Agreement shall not be construed, understood, or interpreted to limit Seller, Parent or its Affiliates’ rights to (i) enter into any license or other similar arrangements between the Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which the Seller or any of its Affiliates grants a license, sublicense or other similar rights under any Intellectual Property Right owned or controlled by the Seller or any of its Affiliates to make, have made, sell, offer for sale, import, use or otherwise exploit (w) the Ascendis Technology outside the Territory, (x) the Ascendis Technology in the Territory for purposes other than the commercial Manufacture or Commercialization of the Product in the Territory to the extent provided under this Agreement, (y) Intellectual Property Rights solely related to a product other than the Product in the Territory or (z) the Product outside the Territory and (ii) enable, permit or grant a Third Party to use or reference the Marketing Approval of the Product in the Territory for purposes outside of the Territory (such actions described in clauses (i) and (ii), a “Permitted Business Development Transaction”). The Buyer agrees to cooperate with Seller, Parent and its Affiliates to reasonably accommodate any Permitted Business Development Transaction or any Permitted Secured Indebtedness, including to adjust, as necessary, the scope or priority of the Back-Up Security Interest. For the avoidance of doubt, for purposes of the 2023 Agreement, the Buyer, in its capacity as a party to the 2023 Agreement, hereby consents to the Seller and the Parent’s entry into this Agreement and the grant of the Back-Up Security Interest to the Buyer hereunder, notwithstanding Section 7.13 of the 2023 Agreement.

ARTICLE 8
INDEMNIFICATION

Section 8.1 General Indemnity. Subject to Section 8.3, from and after the Effective Date:

(a) The Seller and the Parent hereby agree to, jointly and severally, indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Seller or the Parent in this Agreement (including the Bill of Sale [***]) and (ii) any breach of any of the covenants or agreements of the Seller or the Parent in this Agreement (including the Bill of Sale [***]); provided, however, that the foregoing shall exclude any indemnification to any Buyer Indemnified Party to the extent resulting from the gross negligence, willful misconduct, or fraud of any Buyer Indemnified Party.

(b) The Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any or breach of any of the representations or warranties (in each case, when made) of the Buyer in this Agreement (including the Bill of Sale) or (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement (including the Bill of Sale); provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party to the extent resulting from the gross negligence, willful misconduct, or fraud of any Seller Indemnified Party.

Section 8.2 Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 8, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 8 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement (or the Bill of Sale [***]) in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this Section 8.2, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 8.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 8, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 8.3 Limitations on Liability. No party hereto shall be liable (and no claim for indemnification hereunder shall be asserted) for any indirect, consequential, punitive, special or incidental damages, including loss of profits, under this ARTICLE 8 as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 8) in or pursuant to this Agreement (including the Bill of Sale [***]). Notwithstanding the foregoing, the Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this ARTICLE 8, for Losses that include any portion of the Revenue Payments that the Buyer was entitled to receive but did not receive timely or at all due to any indemnifiable events under this Agreement (including the Bill of Sale [***]), and such portion of the Revenue Payments shall not be deemed indirect, consequential, punitive, special or incidental damages, including loss of profits, for any purpose of this Agreement (including the Bill of Sale [***]).

Section 8.4 Third Party Claims. Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 8.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a Third Party with respect to which such Indemnified Party intends to claim any Loss under this ARTICLE 8, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. The Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim. The Indemnifying Party shall not consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnified Party unless such Judgment or settlement (A) provides for the payment by the Indemnifying Party of money as the sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim in compliance with this Section 8.4, (i) the Indemnified Party may defend against, and consent to the entry of any reasonable Judgment or enter into any reasonable settlement with respect to, such claim in any manner such Indemnified Party reasonably deems appropriate, (ii) subject to the limitations in Section 8.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this ARTICLE 8.

Section 8.5 Exclusive Remedy. Except as set forth in Section 11.10, from and after the Effective Date, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE 8 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties, covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder (including the Bill of Sale [***]), and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud shall not be waived or limited in any way by this ARTICLE 8.

Section 8.6 Tax Treatment for Indemnification Payments. Any indemnification payments made pursuant to this ARTICLE 8 will be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes to the fullest extent permitted by applicable law, except to the extent otherwise required pursuant to a “determination,” within the meaning of Section 1313(a) of the US Code.

ARTICLE 9
CONFIDENTIALITY

Section 9.1 Confidentiality. Except as provided in this ARTICLE 9 or otherwise agreed in writing by the parties, the parties agree that, during the term of this Agreement and for [***] years thereafter, each party (the “Receiving Party”) shall (a) keep confidential and shall not publish or otherwise disclose, except as permitted pursuant to Section 9.2, any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), and (b) shall not use the Confidential Information of the Disclosing Party for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), except in each case ((a) and (b)) for that portion of such information that the Receiving Party can demonstrate by competent proof:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) is independently developed by the Receiving Party or any of its Affiliates without the use of the Confidential Information of the Disclosing Party; or

(e) is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party who did not receive such Confidential Information from the Disclosing Party and without obligations of confidentiality with respect thereto.

Section 9.2 Authorized Disclosure.

(a) Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i) prosecuting or defending litigation between the parties hereto;

(ii) complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii) complying with a valid order of a court or administrative body of competent jurisdiction or other Governmental Entity;

(iv) disclosure to its Affiliates and its and its Affiliates’ Representatives; provided, that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Agreement prior to any such disclosure;

(v) disclosure to its actual or potential investors, lenders or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction or acquisition and that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Agreement prior to any such disclosure; or

(vi) upon the prior written consent of the Disclosing Party.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 9.2(a)(ii) or (iii), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. Without limiting the foregoing, a party may disclose the other party’s Confidential Information, without the other party’s prior written permission, to the extent it is required to do so by law, regulation, or a court or administrative order or an order of another Governmental Entity; however, prior to such disclosure, the compelled party shall notify the other party (which notice shall include a copy of the relevant portion of any applicable subpoena or order) as promptly as possible after it learns of such requirement to disclose, except to the extent such notification would be impractical or legally impermissible (in which event notification shall be made as soon as reasonably practicable and permissible), provide the other party with reasonable opportunity to pursue legal action to prevent or limit the required disclosure, and, if requested, provide reasonable assistance at the other party’s expense in undertaking reasonable legal action to prevent or limit the required disclosure. In the event of any such required disclosure, the party required to disclose the other party’s Confidential Information shall disclose only that portion of the other party’s Confidential Information that it is legally required to disclose based on the advice of its counsel. The Receiving Party shall continue to hold in confidence hereunder any such disclosed Confidential Information of the Disclosing Party unless and until such information is no longer required to be held in confidence under the terms of this Agreement.

The Buyer shall not seek, because of, or based upon, any Confidential Information of the Seller, Patent or any other form of intellectual property protection with respect to, or related to, any such Confidential Information or use the Confidential Information of the Seller to obtain, or seek to obtain, a commercial advantage over the Seller. Without limiting the foregoing, the Buyer shall not file any Patent application based upon, disclosing or using any of the Confidential Information of the Seller provided hereunder.

ARTICLE 10
TERMINATION

Section 10.1 Term and Expiration; Surviving Payments. Unless earlier terminated as provided in Section 10.2, this Agreement shall be effective as of the Effective Date and shall continue in full force and effect until such time as the Seller has made all Revenue Payments or the Buy-Out Payment, as applicable, in full under this Agreement, at which time this Agreement shall automatically terminate, except in each case with respect to any rights or obligations that accrued or arose prior to such termination.

Section 10.2 Mutual Termination. This Agreement may be terminated by mutual written agreement of the Buyer and the Seller.

Section 10.3 Survival. Notwithstanding anything to the contrary in this ARTICLE 10, the following provisions shall survive termination of this Agreement: ARTICLE 1; Section 7.4 (Inspections and Audits of the Seller); Section 7.12 (Late Payments); ARTICLE 8 (Indemnification); ARTICLE 9 (Confidentiality); Section 10.1 (Term and Expiration; Surviving Payments); Section 10.3 (Survival); ARTICLE 11 (Miscellaneous). Termination of this Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

ARTICLE 11
MISCELLANEOUS

Section 11.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 11.1:

If to the Seller or the Parent, to it at:

Ascendis Pharma A/S

Tuborg Boulevard 12

DK-2900 Hellerup

Attention: [***]

Email: [***]

With a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Mark V. Roeder

Email: [***]

If to the Buyer, to it at:

Royalty Pharma Development Funding, LLC

110 E. 59th Street, Suite 3300

New York, New York 10022

Attention: [***]

Email: [***]

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Robert M. Crawford and Jacqueline Mercier

Email: [***]

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, with an acknowledgement of receipt being produced by the recipient’s email account, or (iii) one (1) Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 11.2 Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 11.3 Assignment; Transfer Restrictions.

(a) None of the Parent, the Seller nor any of their Affiliates shall sell, assign or otherwise transfer, including by asset sale, merger, change of control, operation of law, or otherwise, this Agreement or any portion of the US Product Rights to any Person without the prior written consent of the Buyer (not to be unreasonably conditioned, withheld or delayed) except (i) to an Affiliate if such Affiliate transferee agrees in a writing reasonably acceptable to the Buyer that such Affiliate assumes all of the obligations of the Parent and the Seller to the Buyer under this Agreement and the Parent guarantees the performance of such Affiliate or (ii) in connection with a Change of Control. Further, the Parent, the Seller and its Affiliates shall be permitted to assign all or substantially all of the US Product Rights to a Permitted Transferee if such Permitted Transferee agrees in a writing reasonably acceptable to the Buyer that it assumes all of the obligations of the Parent and the Seller to the Buyer under this Agreement. For clarity, nothing in this Section 11.3 shall prohibit any Out-Licenses permitted by and entered into in accordance with Section 7.7.

(b) Following the closing of the transactions contemplated by this Agreement, the Buyer may assign this Agreement without the prior written consent of the Seller if the Buyer provides a prior written notice to Seller regarding such assignment.

(c) A party assigning this Agreement as set forth in this Section 11.3 will promptly notify the other party of such assignment.

(d) Any purported sale, assignment or transfer in violation of this Section 11.3 shall be null and void.

This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

Section 11.4 Amendment and Waiver.

(a) This Agreement may be amended, restated, modified or supplemented only in a writing signed by each of the Seller, the Parent and the Buyer. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.

(b) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 11.5 Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 11.6 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller, the Parent and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in ARTICLE 8.

Section 11.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.8 Jurisdiction; Venue.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN

SUCH FEDERAL COURT. THE BUYER AND THE SELLER EACH HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. NOTHING IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT SHALL AFFECT ANY RIGHT THAT THE BUYER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT AGAINST THE SELLER OR ITS AFFILIATES OR ITS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE BUYER AND THE SELLER EACH AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO Section 11.1 HEREOF.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) Each party hereto irrevocably and unconditionally waives any right to trial by jury with respect to any proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby.

Section 11.9 Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 11.10 Specific Performance. Each of the parties acknowledges and agrees that the other parties may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 8.5, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

Section 11.11 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 11.12 Relationship of the Parties; Cooperation. The relationship between the Buyer, on the one hand, and the Seller and the Parent, on the other hand, is solely that of purchaser and seller/guarantor, and no party hereto has any fiduciary or other special relationship with any other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer, the Seller, the Parent or any of their Affiliates as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer, the Seller and the Parent acknowledge and agree that the Buyer’s interests hereunder (including the Revenue Participation Right) are not equity interests and that the Buyer shall have the rights of a secured party (as defined in the UCC) with respect to the Revenue Participation Right. The Buyer, the Seller and the Parent agree to treat the transactions contemplated by this Agreement as a sale of the Revenue Participation Right for U.S. federal, state, local and non-U.S. tax purposes (except as otherwise required by IFRS solely for financial reporting purposes or by applicable tax law in Denmark solely for Danish tax purposes), and that they shall not take any position that is inconsistent with this Section 11.12 in any filing with any Governmental Entity or any audit or other tax-related administrative or judicial proceeding unless the other party hereto has consented in writing to such actions or to the extent otherwise required pursuant to a “determination,” within the meaning of Section 1313(a) of the US Code, or a comparable provision of non-U.S. law. Each of the Buyer, the Seller and the Parent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to taxes relating to the Revenue Participation Right. If there is an inquiry by any Governmental Entity of the Buyer, the Seller or the Parent related to the treatment described in this Section 11.12, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 11.12.

Section 11.13 Parent Guarantee. The Parent (i) hereby unconditionally guarantees the due and punctual payment and performance of all of the Seller’s and its Affiliates’ obligations and commitments under this Agreement or any related documents, and (ii) hereby further covenants to procure and cause the Seller and its Affiliates to take such actions necessary to support and duly complete the due and punctual payment and performance of the Seller’s and its Affiliates’ obligations and commitments under this Agreement and any related documents in relation to the Buyer’s exercise of its rights and remedies under this Agreement and any related documents (collectively, (i) and (ii) this “Parent Guaranty”). This Parent Guaranty is an irrevocable guaranty of payment and performance (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement or any related document, any assumption of any such guaranteed obligations by any other party or Person or any other act or event that might otherwise operate as a legal or equitable discharge of the Parent. The

Parent hereby waives all its rights to subrogation arising out of any payment or performance by The Parent under this Parent Guaranty. The obligations of the Parent hereunder shall be absolute and unconditional, and shall not be affected by or contingent upon (a) the liquidation or dissolution of, or the merger or consolidation of the Seller or any of its Affiliates with or into any corporation or other Person, or any sale or transfer by the Seller or any of its Affiliates or all or any part of its or their property or assets, (b) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting the Seller or its Affiliates, or (c) any modification, alteration, amendment, supplement, waiver or addition of or to this Agreement or any related document. The Parent hereby waives all suretyship defenses and protest, notice of protest, demand for performance, diligence, notice of any other action at any time taken or omitted by the Buyer and, generally, all demands and notices of every kind in connection with this Parent Guaranty, and the Seller’s and its Affiliates’ obligations in this Agreement and any related documents hereby guaranteed, and which the Parent may otherwise assert against the Buyer. This Parent Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or performance of any of the obligations of the Seller or any of its Affiliates under this Agreement or any related document is rescinded or must otherwise be restored or returned by the Company upon the insolvency, bankruptcy or reorganization of the Seller or its Affiliates or otherwise. The Parent acknowledges that each of the waivers set forth in this Parent Guaranty is made with full knowledge of its significance and consequences and under the circumstances the waivers are reasonable and not contrary to public policy. If any of said waivers is determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the extent permitted and required by applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

PARENT
ASCENDIS PHARMA A/S

By:	/s/ Jan Møller Mikkelsen /s/ Albert Cha
Name: Jan Møller Mikkelsen
Title: CEO Name: Albert Cha Title: Chairman

SELLER
ASCENDIS PHARMA BONE DISEASES A/S

By:	/s/ Jan Møller Mikkelsen /s/ Michael Wolff Jensen
Name: Jan Møller Mikkelsen
Title: CEO Name: Michael Wolff Jensen Title: Chairman

BUYER
Royalty Pharma Development Funding, LLC
By:	Royalty Pharma Holdings, Ltd., its Manager
By:	/s/ George W. Lloyd
Name: George W. Lloyd
Title: Director

[Signature Page to Revenue Participation Right Purchase and Sale Agreement]

Exhibit A

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Exhibit B

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Exhibit C

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Exhibit D

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